UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (602) 414-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01 Financial Statements and Exhibits
Signature
EX-99.1: Press Release of First Solar, Inc. dated March 14, 2012

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, First Solar, Inc. (“First Solar”) announced the appointment of James A. Hughes as Chief Commercial Officer, effective March 19, 2012, reporting to the Chief Executive Officer. In this newly created role, Mr. Hughes will have comprehensive leadership responsibility for global business development and sales; project development; engineering, procurement and construction (EPC); product management; international public affairs and communications.

Mr. Hughes, age 49, most recently served, from October 2007 until April 2011, as Chief Executive Officer and Director of AEI Services LLC, which owned and operated power distribution, power generation (both thermal and renewable), natural gas transportation and services, and natural gas distribution businesses in emerging markets worldwide. From 2004 to 2007, he engaged in principal investing with a privately held company based in Houston, Texas that focused on micro-cap investments in North American distressed manufacturing assets. Previously, he served, from 2002 until March 2004, as President and Chief Operating Officer of Prisma Energy International, which was formed out of former Enron interests in international electric and natural gas utilities. Prior to that role, Mr. Hughes spent almost a decade with Enron Corporation in positions that included President and Chief Operating Officer of Enron Global Assets, President and Chief Operating Officer of Enron Asia, Pacific Africa and China and as Assistant General Counsel of Enron International. Mr. Hughes is a Non-Executive Director of APR Energy plc, a London Stock Exchange-listed energy company participating in the global market for gas and diesel fired temporary power plants. Mr. Hughes holds a juris doctor degree from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London, and a bachelor's degree in business administration from Southern Methodist University.

Mr. Hughes will be entitled to an annual base salary of $550,000 (subject to annual increases at First Solar’s discretion) and the opportunity to participate in First Solar's annual bonus program with a target bonus percentage of 90% of his annual base salary. Upon his hire, Mr. Hughes will be granted restricted stock units having an aggregate fair market value on the date of grant equal to $1,200,000, which will vest commencing on the first anniversary of the grant date at an annual rate of 25% per year. Mr. Hughes will also be paid a sign-on bonus of $425,000, less applicable withholdings, to facilitate Mr. Hughes’ relocation to Tempe, Arizona and defray expenses related thereto. Mr. Hughes will also receive a performance equity grant, the terms of which are expected to be approved by the compensation committee of the board of directors in the near future. Mr. Hughes will be eligible to participate in First Solar’s standard employee benefit programs and will be entitled to benefits and perquisites consistent with those provided to other senior executives of First Solar.

In the event of a termination of employment by First Solar without cause, or by Mr. Hughes for good reason within the first two years of employment, outside the change in control protection period (as described below), Mr. Hughes will receive cash severance equal to 12 months’ salary continuation, subject to delivery of a release of claims, as well as medical coverage for 12 months or until such time as Mr. Hughes obtains coverage under any other medical benefits plan.  In addition, in the event Mr. Hughes’ employment is terminated by First Solar without cause, by Mr. Hughes for good reason within the first two years of employment, or due to his death or disability, outside the change in control protection period, then any equity award (or portion thereof) that would have vested or become exercisable by its terms within 12 months following the date of Mr. Hughes’ termination of employment (assuming he continued to perform services for such 12-month period) will become vested or exercisable as of the date of his termination of employment.

In the event of a termination of Mr. Hughes’ employment by First Solar without cause or by Mr. Hughes for good reason within the two years following a change in control (or prior to a change in control at the request of the third party effecting the change in control), such period the “change in control protection period,” Mr. Hughes will receive (i) a prorated target bonus, (ii) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (iii) continued health and welfare benefits for 18 months, (iv) up to $20,000 in expenses for outplacement services, all subject to delivery of a release of claims, and (v) full vesting of all of his equity awards.

Mr. Hughes will be subject to certain restrictions on competition and solicitation during his employment with First Solar and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that First Solar has previously entered into with its executive officers.

Mr. Hughes is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 14, 2012, First Solar issued a press release regarding Mr. Hughes’ appointment, which is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release of First Solar, Inc. dated March 14, 2012.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.
(Registrant)

Date: March 19, 2012	By:	/s/	Mary Beth Gustafsson
	Name:		Mary Beth Gustafsson
	Title:		Executive Vice President, General Counsel and Secretary